Exhibit 23

                          Independent Auditors' Consent

To the Board of Directors and Shareholders
Footstar, Inc.:

We consent to incorporation by reference in the registration statement (No. 33-20731) on Form S-8 of Footstar, Inc. of our report dated February 12, 1997, relating to the consolidated balance sheets of Footstar, Inc. and Subsidiary companies as of December 28, 1996 and December 31, 1995, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 28, 1996, and the related schedule, which report appears or is incorporated by reference in the December 28, 1996, annual report on Form 10-K of Footstar, Inc.



                                                KPMG Peat Marwick LLP


New York, New York
March 26, 1997